CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus/Proxy Statement and Statement of Additional Information constituting parts of this Registration Statement on Form N-14 of our report dated February 25, 2005, relating to the financial statements and financial highlights, which appear in the December 31, 2004 Annual Report to Shareholders of CIGNA Funds Group – Small Cap Growth/TimesSquare Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Other Principal Service Providers” in such Registration Statement.

PricewaterhouseCoopers LLP

Boston, Massachusetts

March 8, 2005